                                                        EXHIBIT 10(h)
                                    AGREEMENT

      It is hereby agreed by and between Alejandro Diaz Vargas, a resident of Longmeadow, Massachusetts, hereinafter referred to as "Associate", and Stanhome Inc., a Massachusetts corporation having a principal place of business at Westfield, Massachusetts, hereinafter referred to as the "Company", for good and sufficient consideration more fully described below that:

      1.  Termination of Employment Status.   Associate's employment with the
Company shall terminate on March 5, 1995 (the "Termination Date") under Paragraph 4(e) of the Employment Agreement effective as of the 31st day of August, 1993 between the Company and the Associate, a copy of which is attached as Exhibit A hereto (the "Employment Agreement"). As provided under such Paragraph 4(e), Associate shall receive (at the times such payments and benefits would have been made or given had there not been a termination) all compensation amounts that would otherwise have been paid or given to him for the remaining term of the Employment Agreement under Paragraphs 3(a), 3(b) and 3(c), except that no payments will be made for periods following Associate's death. All such payments and benefits shall be paid or given to Associate as an independent contractor. The portion of the Bonus provided under Paragraph 4(e)(ii) of the Employment Agreement is presently contingent on the future financial performance of the Worldwide Direct Selling Group so that Associate might receive no payment or the targeted amount, or more, under this clause depending on such results. In lieu of such contingent payments, the Company agrees that for the years 1995, 1996, 1997 and 1998, the bonus under such Paragraph 4(e)(ii) shall be $120,000 for each such year, provided that the bonus for 1998 shall be prorated at the amount of $80,000, and that in consideration for the Company stipulating the bonus amounts in advance in lieu of such amounts being determined based on future, actual financial results, Associate shall provide consulting services to the Company as described in Paragraph 3 below. Schedule A attached hereto sets forth all the payments and benefits due Associate hereunder and the payment dates or provisions made therefor.
Associate shall remain available to perform such duties as may be requested by the Company's President from the date hereof to the Termination Date. Both the Company and Associate agree that the Employment Agreement including, but not by way of limitation, Associate's obligations under Paragraph 5 Confidential Information, Covenant Not to Compete and Non-Solicitation and Paragraph 6 Discoveries, shall remain in effect as contemplated therein, except that Paragraphs 1 and 2 thereof shall have no force and effect after March 5, 1995.

      2.   Consideration.   Under Paragraph 4(e) of the Employment Agreement,
in return for the payments to be made thereunder, the Associate agreed to execute and deliver a Release in the form as deemed appropriate or necessary by the Company and this Agreement, when duly executed and delivered by the Associate, will fulfill that pre-condition to the continuation of the payments under Paragraph 4(e) of the Employment Agreement as provided in Paragraph 1 above. In addition, the Company has agreed with Associate to a modification of clause (ii) of Paragraph 4(e) of the Employment Agreement as set forth in Paragraph 1 above.

      3.   Consulting Services.   In return for the consideration set forth
above, Associate agrees to remain available for providing and to provide, beginning March 6, 1995 and continuing for the remaining term of the Employment Agreement, consulting services to the Company or its designees, as and when reasonably requested, provided that such services shall not exceed forty (40) business days each calendar year or portion thereof. The Company shall reimburse Diaz for all ordinary and necessary expenses paid or incurred by him in the course of the performance of his consulting services under this Paragraph 3 provided that such expenses are reviewed and agreed to by the Company in advance. Associate's obligation to provide consulting services shall not preclude him from taking vacations or otherwise travelling for periods of up to one month from time to time.

      4.  Release.

      (a) In exchange for the consideration referred to in Paragraph 2 above and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Associate agrees that he, his representatives, heirs, executors, administrators, agents, estate, successors and assigns release and forever discharge the Company and/or its affiliates and/or their successors, predecessors, assigns, directors, shareholders, officers, employees and/or agents, both individually and in their official capacities with the Company and/or its affiliates from any and all actions, causes of action, suits, claims, demands, obligations, costs, judgments, complaints, contracts, agreements, promises, debts, damages, and liabilities of whatever kind or nature, at law, in equity or otherwise, whether existing or contingent, known or unknown, which arise out of Associate's employment with or his termination of employment from the Company; provided, however, that nothing contained in this Paragraph 4 shall limit Associate's right to enforce this Agreement or Associate's right to indemnification as a director and officer of the Company and/or its affiliates. This release is intended by Associate to be all encompassing and to act as a full and total release of any claims (other than to enforce this Agreement or to seek indemnification as aforesaid) that Associate may have or has had against the Company and/or its affiliates and/or their successors, predecessors, assigns, directors, shareholders, officers, employees and/or agents, both individually and in their official capacities with the Company and/or its affiliates, including, but not limited to, claims arising under common law, contract, implied contract, public policy, tort, personal injury, or any federal, state or local statute, law, constitution, ordinance, regulation or order, including but not limited to the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq., and/or any applicable employment related federal, state or local statute, law, ordinance, regulation or order.

      (b) Associate agrees and acknowledges the payments and benefits provided for herein, together with payments and benefits previously provided to Associate by the Company, are the only payments and benefits he will receive in connection with his employment or its termination, except for his vested benefit amounts under the Company's Pension Plan, Supplemental Retirement Agreement, Investment Savings Plan, Supplemental Investment Savings Plan, PAYSOP, Flexible Spending Account, and Stock Option grants.

      5. Waiver of Rights and Claims Under the Age Discrimination in Employment Act, as Amended. Associate has been informed that because he is over 40 years of age or older, he has or might have specific rights and/or claims under the Age Discrimination in Employment Act, as amended. In consideration for the compensation and consideration described in Paragraphs 1 and 2 above, Associate specifically waives such rights and/or claims to the extent that such rights and/or claims arose prior to the date this Agreement was executed.

      6. Company Files, Documents and Other Property. Associate warrants that he will return to the Company all keys or other items, including all Company files, reports, books, data and documents, that are in his possession or control and that are the property of the Company by no later than March 5, 1995.

      7.  Representations and Governing Law.

      (a) Associate is hereby advised by the Company to consult with an attorney prior to executing this Agreement.

      (b) Associate was further advised, when he was presented with this Agreement on January 26, 1995, that he had at least 21 days within which to consider the Agreement, until the close of business on February 17, 1995.

      (c) Except for the Employment Agreement which continues in effect as and to the extent provided under Paragraph 1 above and the Supplemental Retirement Agreement made July 27, 1988 between the Company and Associate, as amended February 4, 1994, this Agreement represents a complete understanding between the parties, supersedes any and all other agreements and understandings, whether oral or written, and may not be modified, altered or changed except upon written consent of the parties. If any of the provisions of this Agreement are determined to be invalid or inoperative, such determination shall not affect the efficacy of the remainder of this Agreement and any such invalid or inoperative provisions shall be deemed severable.

      (d) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof.

      (e) Associate represents that he has read the foregoing Agreement, fully understands the terms and conditions of such Agreement, and is knowingly and voluntarily executing the same without any duress or undue influence. In entering into this Agreement, Associate does not rely on any representation, promise or inducement made by the Company, with the exception of the consideration referred to in this document.

      8. Resignation. Associate confirms that he has previously resigned from all positions held by him with the Company or any direct or indirect affiliated company or organization, including but not limited to positions as an officer, director and committee member.

      9. Office. The Company shall provide Associate with an office at the Company's headquarters, Westfield, Massachusetts, for a period of six months.

      10. Independent Contractor Status. As a self-employed, independent consultant, it is understood that no social security contributions or income tax withholdings will be made by the Company with respect to the compensation and consideration set forth above. Associate will participate in only those benefit programs set forth on Schedule A.

      11. Effective Date. Associate may revoke this Agreement for a period of seven (7) days following its execution by him, and the Agreement shall not become effective or enforceable until this revocation period has expired.

      Executed this 17th day of February, 1995.



                                     /s/Alejandro Diaz Vargas
                                     Alejandro Diaz Vargas


                                     STANHOME INC.


                                     By:/s/G. William Seawright
                                        G. William Seawright
                                        President and Chief Executive
                                        Officer

                         SCHEDULE A TO AGREEMENT BETWEEN
                    ALEJANDRO DIAZ VARGAS AND STANHOME INC.,
                           EXECUTED FEBRUARY 17, 1995


      Associate will continue to receive the following compensation, bonus and benefits for the remaining term of the Employment Agreement, unless sooner terminated in accordance with the provisions of this Agreement or his Employment
Agreement:

Compensation

      $33,333.33 per month commencing March 15, 1995 (pro-rated from March 6, the first five days being included under Associate's employee salary payment) and by the fifteenth day of each succeeding month for the remaining term of the Employment Agreement.

Bonus

      For calendar years 1995, 1996, 1997 and 1998, Associate will receive on or before the next succeeding March 15 the amount of $120,000 under each of clauses (i) and (ii) of Paragraph 4(e) of the Employment Agreement in lieu of any other formula set forth thereunder, for a total bonus payment of $240,000 for each such calendar year, provided that the bonus for calendar year 1998 shall be pro-rated at $80,000 under each of such clauses, for a total bonus payment of $160,000 for calendar year 1998.

Benefits

1. Group medical coverage will continue as if Associate continued to be an employee of Stanhome Inc., subject to changes that affect any other, then currently active employee of Stanhome Inc., and will include his regular, annual physical examination.

2. Accidental death and dismemberment coverage will continue during the term of this Agreement in the amount of $800,000.

3. Life insurance coverage will continue during the term of this Agreement in the amount of $800,000.

4. The auto allowance, in the amount of $2,500/month, will continue during the term of this Agreement.

5. Reimbursement of financial estate planning, up to $5,000/year, will continue during the term of this Agreement.

6. Each February, during the term of this Agreement, beginning in 1996, Associate will be paid a $5,000 supplemental bonus.

7. The Company will pay the premium of the long-term disability policy to be issued to Associate by the Paul Revere Insurance Company under his present conversion rights during the remaining term of this Agreement. Any benefits payable under that policy during such term shall reduce the payments to be made under Paragraph 3(a) of the Employment Agreement. In addition, if Associate becomes disabled within the meaning of such Paul Revere policy during the remaining term of this Agreement, Stanhome Inc. will pay Associate a monthly benefit of $15,000 commencing with the month following the termination of this Agreement and ending with the earlier to occur of the month prior to the Associate reaching age 55 or the month that he is no longer deemed to be disabled under the Paul Revere Policy or the date of his death, provided that the $15,000 monthly benefit payable by Stanhome shall be reduced by amounts paid to Associate under the Paul Revere policy during such period.

8. In the event that Associate becomes a full time employee eligible to participate in any group insurance plans of the type set forth under Paragraphs 1, 2, 3 and 7 above, the benefits payable by Stanhome under its plans shall be reduced by any benefits payable under the plans of his employer.

Exhibit A
                              EMPLOYMENT AGREEMENT

      AGREEMENT effective as of the 31st day of August, 1993 between STANHOME INC., a Massachusetts corporation ("Corporation"), and Alejandro Diaz Vargas ("Diaz").

      WHEREAS, Diaz has been employed by the Corporation for twenty years, most recently as its President and Chief Executive Officer;

      WHEREAS, the Corporation has asked Diaz to resign his post as President and Chief Executive Officer in order to devote his full time and efforts as President and Chief Executive Officer of the Corporation's Worldwide Direct Selling Group;

      WHEREAS, the Corporation desires by this agreement to provide for Diaz's continued employment by it, and;

      WHEREAS, Diaz has agreed to the above upon condition of entering into this employment agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual undertakings set forth below, the parties agree as follows:

1. Employment. The Corporation hereby employs Diaz, and Diaz agrees to be employed by the Corporation, upon the terms and subject to the conditions hereinafter set forth. Diaz resigns as President and Chief Executive Officer effective August 31, 1993.

2. Duties. Diaz shall be employed by the Corporation to serve as an Executive Vice President with operating responsibility for the Worldwide Direct Selling Group serving as its President and Chief Executive Officer, or in such other capacity or capacities connected with the Corporation's business as the Board of Directors of the Corporation shall determine, and in connection therewith shall report to the President and Chief Executive Officer of the Corporation. During his employment, Diaz agrees to faithfully and diligently perform the duties of his office on a full time basis in the best interests of the Corporation.

3. Compensation. While employed by the Corporation during the term of this agreement, Diaz will receive the following compensation for services:

          (a) Base Salary. A base annual salary, payable in equal monthly installments, of $400,000.00 (Four Hundred Thousand Dollars) subject to increase from time to time in the discretion of the Board of Directors.

          (b) Bonus. Diaz shall continue to participate in the Corporation's Management Incentive Plan ("MIP") with the same percentage target bonus of 60% of his base annual salary. His objectives for the period from September 1, 1993 to December 31, 1993 are attached hereto as Exhibit A, and his objectives thereafter shall be determined under the usual procedures of the MIP. All future amendments and modifications to the MIP shall be applicable to Diaz as well, provided such amendments and modifications are applicable to all persons eligible to participate.

          (c) Supplemental Benefits. Diaz shall be entitled to participate in all standard insurance and other benefit programs maintained by the Corporation for its employees. In addition, during the period of employment hereunder, the Corporation shall provide to Diaz a company-owned or leased automobile of a quality equal to that provided to Diaz by the Corporation immediately preceding September 1, 1993 and pay the expenses related to the use and upkeep thereof.

          (d) Expenses. The Corporation shall reimburse Diaz for all ordinary and necessary expenses paid or incurred by him in the course of the performance of his duties pursuant to this agreement, subject to the Corporation's requirements with respect to the manner of reporting such expenses.

          (e) Vacation and Sick Days. Diaz shall be entitled to paid sick and personal leave and paid vacation days in accordance with the general policies, procedures and guidelines existing at the Corporation.

4. Term of Employment and Termination. The term of employment shall commence on the date hereof and end on August 31, 1998 unless sooner terminated as hereinafter provided:

          (a) Termination by the Corporation for Cause. The Corporation may terminate this agreement and Diaz's employment hereunder by giving ten
          (10) days' prior written notice to Diaz upon its determination of:

                (i) Dishonesty or willful misconduct involving moral turpitude by Diaz in the performance of his duties under this agreement (the term "misconduct" includes, without limitation, any material and willful breach by Diaz of the terms of Paragraph 5 hereof), or

                (ii) Material disregard of, and material failure to comply with, the written instructions, policies or guidelines established by the Corporation's Board of Directors, or material failure to perform his duties hereunder.

          In the event of termination of this agreement under this Paragraph 4(a), Diaz shall be entitled to all amounts due him under Paragraph 3 accrued to the date of termination, excluding the bonus for the fractional portion of the year of termination under Paragraph 3(b) above.

          (b) Termination Upon Death of Diaz. Upon the death of Diaz during the term of this agreement, his estate shall be entitled to receive all amounts due under Paragraph 3 accrued to the date of death, including, without limitation, the bonus pro-rated for the fractional portion of the year of death.

          (c) Termination Upon Total Disability of Diaz. If, at any time during the term of this agreement, Diaz becomes unable to perform his duties hereunder due to illness or physical or mental incapacity for a continuous period of one hundred and eighty (180) days, the Corporation, may, at or after the expiration of such one hundred and eighty (180) day period and provided that Diaz's incapacity is then continuing, elect to terminate Diaz's employment under this agreement. During such one hundred and eighty (180) day period and until the Corporation so terminates his employment, Diaz shall be entitled to all amounts payable or accrued under Paragraph 3 above until the date of termination, including, without limitation, the bonus pro-rated for the fractional portion of the year of termination.

          (d) Other Benefits Unaffected. Life or disability insurance benefits which may otherwise be payable are not affected by the provisions of Paragraphs 4(b) and 4(c) above.

          (e) Termination by Corporation Other Than For Cause or Diaz's Total Disability. If the Corporation shall terminate Diaz's employment other than for cause under Paragraph 4(a) above or for Total Disability under Paragraph 4(c) above, and his employment has not terminated by reason of his death under Paragraph 4(b) above, Diaz shall receive (at the times such payments would have been made had there not been a termination) all amounts that would otherwise have been paid to him for the remaining term of this agreement under Paragraphs 3(a), 3(b) and 3(c) had Diaz' employment not been terminated except that no payments will be made for periods following his death. For purposes of the Bonus payment made for any year under this provision: (i) the Individual Portion will be 50% of the target bonus (on the expectation that all individual objectives would have been fully performed), and (ii) the Corporation's Matching Portion will match the Individual Portion in accordance with the matching formula in effect for each such year. In return for payments to be made under this Subparagraph (e), Diaz agrees to execute and deliver to the Corporation a Release in the form as deemed appropriate or necessary by the Corporation.

          (f) Termination by Diaz. Diaz may terminate this agreement and his employment hereunder at any time by giving six (6) months' prior written notice to the Corporation or such lesser notice period as the Corporation may accept. In the event of a termination of this agreement under this Paragraph 4(f), Diaz shall be entitled to all amounts due to him under Paragraph 3 to the date of termination, including, without limitation, the bonus pro-rated for the fractional portion of the year of termination.

          (g) Change in Control. The amount payable to Diaz under Paragraph 4(e) of this Agreement shall be reduced on a proportionate basis (over the remaining term of this Agreement) by any amount paid to Diaz under the Change in Control Agreement between Diaz and the Corporation, dated January 1, 1992, without giving effect to the gross-up payment under Paragraph 1(c) thereof for this purpose.

          (h) Survival of Rights and Obligations. Any obligation or right of either party provided or referred to hereunder, which by its terms may or is to be performed, exercised or observed after either the expiration or termination of this Agreement, shall survive such expiration or termination. Except to such extent, neither party shall have any right, claim, or action against, or obligation or responsibility to, the other party arising out of, or resulting from termination of employment.

5. Confidential Information, Covenant Not to Compete and Non-Solicitation.

          (a) Diaz agrees that he will not use or disclose to anyone (other than for the benefit of the Corporation) either during the term of his employment or at any time thereafter, any Confidential Information obtained by him or made known to him while employed by the Corporation, and will make all reasonable, necessary and appropriate efforts to safeguard all such Confidential Information from disclosure to anyone other than as permitted hereby. As used herein "Confidential Information" includes, but is not limited to, trade secrets, business and sales policies, methods, plans and customer lists, including any lists written or other of such persons or entities, whether of the Corporation or any other organization associated or affiliated with or owned by or owning the Corporation, but shall not include information which becomes generally available to the public other than as a result of disclosure by Diaz.

          (b) In consideration of Diaz's continued employment in accordance with the terms of this Agreement, Diaz agrees that he will not, for two years after he ceases to be employed by the Corporation or for such longer period of time as payments are made pursuant to this Agreement, either alone or in conjunction with any individual, firm, corporation, association or other entity (except for the benefit of the Corporation), either as principal, agent, officer, employee, director, investor, consultant, shareholder, associate or in any other capacity whatsoever:

                (i) carry on, participate in, or be engaged in, concerned with, or interested in, directly or indirectly, any undertaking which is in whole or in part competitive with any of the direct selling businesses carried on by the Corporation within the respective territories in which such businesses are then carried on (except for any equity share investment in a public company whose shares are listed on a recognized stock exchange or reported in NASDAQ where such share investment does not in the aggregate exceed 5% of the issued equity shares of such company);

                (ii) attempt to solicit any suppliers, customers, employees or independent dealers away from the Corporation;

                (iii) carry on, participate in, or be engaged in, concerned with, or interested in, directly or indirectly, any undertaking which bears any name similar to that of the Corporation; or

                (iv) take any act as a result of which the relations between the Corporation and its suppliers, customers, employees or others may be impaired or which may otherwise be detrimental to the business of the Corporation.

          Competition shall be deemed to include (i) any dealings with the Corporation's direct selling sales employees or independent dealers, and (ii) the use in any way of the Corporation's customer or mailing lists. The reference to Corporation in this Paragraph 5 shall include all subsidiaries and affiliated entities of the Corporation. Diaz agrees that the remedy at law for breach by him of the foregoing covenant will be inadequate and that the Corporation shall be entitled to injunctive relief.

6. Discoveries. Diaz will promptly disclose in writing to the Corporation when requested, each improvement, discovery, idea and invention relating to the business of the Corporation made or conceived by him from and after the date hereof either alone or in conjunction with others and while employed by the Corporation (whether or not patentable, whether or not made or conceived (i) at the request of or upon the suggestion of the Corporation, (ii) during his usual hours of work, or (iii) in or about the premises of the Corporation and whether or not prior or subsequent to the execution hereof). He will not disclose any such improvement, discovery, idea or invention to any person, except the Corporation. Each such improvement, discovery, idea and invention shall be the sole and exclusive property of, and is hereby assigned to, the Corporation, and at the request of the Corporation, Diaz will assist and cooperate with the Corporation and any person or persons from time to time designated by the Corporation to obtain for the Corporation the grant of any letters patent in the United States and/or such other country or countries as may be designated by the Corporation, covering any such improvement, discovery, idea or invention and will, in connection therewith, execute such applications, statements, assignments or other documents, furnish such information and data and take all such other actions (including, without limitation, the giving of testimony) as the Corporation may from time to time reasonably request.

7. Applicable Law. This agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

8. Notices. Any notice or other writing required or permitted to be given hereunder or for the purposes hereof (hereinafter in this Paragraph 8 called a "notice") to any party shall be sufficiently given if delivered personally, if sent by prepaid registered mail or if transmitted by telex or facsimile communication tested prior to transmission to such party:

          (a)  in the case of notice to Diaz to him at:

                      15 Williamsburg Lane
                      Longmeadow, MA  01106

          (b)  in the case of a notice to the Corporation to it at:

                      Stanhome Inc.
                      333 Western Avenue
                      Westfield, MA  01085

                      Attention:  General Counsel

   or at such other address as the party to whom such writing is to be given shall have last notified the party giving the same in the manner provided in this paragraph. Any notice delivered to the party to whom it is addressed as hereinbefore provided shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day (Monday through Friday excluding federal and state holidays) then the notice shall be deemed to have been given and received on the Business Day next following such day. Any notice mailed as aforesaid shall be deemed to have been given and received on the seventh Business Day next following the date of its mailing. Any notice transmitted by telex or facsimile communication shall be deemed given and received on the first Business Day after its transmission.

9. Entirety of Agreement and Amendment.    This agreement supersedes any
   severance policies as may be applicable to executives of the Company and any previous employment arrangements between the parties, (including the Severance Agreement, effective June 1, 1992, between the Corporation and Diaz, which is terminated effective as of the date hereof, but not including the Change in Control Agreement effective January 1, 1992, and the Supplemental Retirement Agreement dated July 27, 1988, between the Corporation and Diaz which continue in full force and effect), whether written or oral, and constitutes the entire agreement between the parties and no amendment, waiver, alteration or modification of this agreement shall be valid unless in each instance such amendment, waiver, alteration or modification is agreed to in writing by all of the parties.

10.Assignment. Neither party may assign this agreement or any of the rights or duties hereunder, except that the Corporation may assign its rights, obligations and responsibilities under this agreement to (i) a successor or assignee of all or substantially all of its business or assets, or (ii) any corporation with which it merges or with which it may be consolidated. Subject to the foregoing, this agreement shall inure to the benefit of and be binding upon the Corporation and Diaz and their respective successors, assigns, heirs and legal representatives.

11.Invalidity of any Provision. If any provision of this agreement or the application thereof to any party or circumstance is held invalid or unenforceable, the remaining provisions of this Agreement and the application of such provisions to the other party or circumstances will not be affected thereby, the provisions of this Agreement being severable in any such instance.

      IN WITNESS WHEREOF, this Agreement has been executed on this 24th day of November, 1993 by a duly authorized Officer of the Corporation and by Diaz.



                                          STANHOME INC.




                                         By:/s/G. William Seawright
                                             G. William Seawright
                                             President and CEO





                                          /s/Alejandro Diaz Vargas
                                          Alejandro Diaz Vargas